UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On the evening of May 8, 2009, Target Corporation posted the following text and link on a page on its web site:

5/7/09

Letter to Team Members

You may receive more than one WHITE voting card. Please vote ALL the WHITE cards you receive and discard the gold card(s) received from Pershing Square.

[Link to letter filed on May 8, 2009]

On May 11, 2009, Target Corporation posted the following text and links on a page on its web site:

5/11/09

Letter to Team Members

In a message to Target team members, Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation, states, “In the lead up to this year’s Annual Meeting of Shareholders, there have been several letters and press releases from both Target and Pershing Square, which has launched a proxy contest in an attempt to place its own slate of candidates on Target’s Board of Directors.”

[Link to letter filed on May 11, 2009]

5/11/09

Pershing Square Applauded Target until it Launched its Proxy Contest

From the time of Pershing Square’s disclosure of its first investment in Target until it launched its proxy contest, Pershing Square has regularly praised Target leadership, strategy and shareholder engagement.

[Link to advertisement filed on May 11, 2009]

5/11/09

Presentation to RiskMetrics Group

In its presentation to RiskMetrics Group, Target illustrates why it is recognized as a best-in-class retailer with a longstanding record of delivering superior shareholder value; outlines its clear strategy that we believe will continue to create value over time; and provides further information on our Board members who represent an array of substantial experience and senior leadership.

[Link to slides filed on May 11, 2009]